Amended and Restated Offer to Purchase for Cash
by
LONE OAK ACQUISITION CORPORATION
of
Up to 525,636 Ordinary Shares
at a Purchase Price of $8.21 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P. M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 19, 2013.

Lone Oak Acquisition Corporation (“Lone Oak,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 525,636 of its ordinary shares, par value $0.001 per share, at a purchase price of approximately $8.21 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $4,318,275, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our Trust Account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

The Company will not be able to consummate a business combination transaction prior to the date (the “Termination Date”) required by its trust agreement governing the Trust Account (as defined below). Since we will not be able to complete the business combination prior to the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders to extend the Trust Account for a period of three (3) months after the Termination Date, rather than liquidate as required by the trust agreement governing the Trust Account (the “Extension”). In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our ordinary shares (the “Shares”) the opportunity to redeem their shares for a pro rata portion of the trust account established by us at the consummation of our initial public offering (“IPO”) and into which a certain amount of the net proceeds of the IPO were deposited (the “Trust Account”). In addition, the board of directors has determined that it is in the Company's best interests to pay a dividend of $0.10 per share to shareholders who choose not to redeem their Shares (the “Dividend”). The Dividend will be paid approximately one month after the approval of the Extension. If the Extension is not approved, the dividend will not be paid.

The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension.

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THE OFFER IS CONDITIONED ON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND NO MORE THAN 525,636 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Shares in the Offer with our cash resources and cash available to us from the Trust Account in the event the Extension is approved by the Company’s shareholders. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

The ordinary shares are traded and listed on the OTC Bulletin Board under the symbol “LOKKF.” On August 19, 2013, the last reported sale price of the ordinary shares was $8.18 per share. Shareholders are urged to obtain current market quotations for the ordinary shares before deciding whether to tender their Shares pursuant to the Offer. See “Price Range of Securities.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of each of the Extension and the Dividend, and (iii) determined that each of the Extension and the Dividend is in the best interests of Lone Oak’s shareholders. If you tender all of your Shares in the Offer, you will not be a shareholder of the Company after the Extension and will not be entitled to receive the Dividend (which you would otherwise receive as long as you continued to hold your shares on the record date for the Dividend); therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

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IMPORTANT

If you desire to tender all or any portion of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates for Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

To validly tender Shares pursuant to the Offer, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

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HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Lone Oak that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Lone Oak with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than September 3, 2013 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Lone Oak.

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Extension. To understand the Offer and the Extension fully and for a more complete description of the terms of the Offer and the Extension, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase ordinary shares, par value $0.001 per share, of Lone Oak Acquisition Corporation (the “Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 525,636 Shares.

Price Offered Per Ordinary Share in the Offer	Approximately $8.21 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our amended and restated memorandum and articles of association (the “Articles of Association”) and the Extension.

Scheduled Expiration of Offer	11:59 p.m., New York City time, on Thursday, September 19, 2013 (the “Expiration Date”).

Party Making the Offer	Lone Oak Acquisition Corporation, an exempt company with limited liability organized under the laws of the Cayman Islands.

Conditions to the Offer

Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•     the Extension having been approved by the shareholders of Lone Oak; and

•     no more than 525,636 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Extension - Conditions to the Extension.”

For further information regarding the Offer, see “The Offer” beginning on page 42.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who is offering to purchase the Shares?

A:	Lone Oak Acquisition Corporation (“Lone Oak”, the “Company,” “we,” “us” or “our”) is offering to purchase the Shares.

Q.	What Shares are sought?

A.	We are offering to purchase (the “Offer”) up to 525,636 outstanding Shares.

Q.	Why are we making the Offer?

A.          The Company will not be able to consummate a business combination transaction prior to the Termination Date required by trust agreement governing the Trust Account. Since we will not be able to complete a business combination before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to extend the Trust Account for a period of three (3) months after the Termination Date, rather than liquidate as required by the trust agreement governing the Trust Account. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account. In addition, the board of directors has determined that it is in the Company's best interests to pay a dividend of $0.10 per share to shareholders who choose not to redeem their IPO Shares. The dividend will be paid approximately one month after the approval of the Extension. If the Extension is not approved, the dividend will not be paid.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, Lone Oak shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Extension must be approved at a meeting of Lone Oak’s shareholders pursuant to our Articles of Association. See “The Extension.”

Q.	What is the background of Lone Oak?

A.          Lone Oak is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Lone Oak consummated its IPO of 4,106,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share on March 24, 2011, including a partial exercise of the underwriters’ over-allotment option on March 30, 2011. The net proceeds of the IPO, together with $2,310,000 from Lone Oak’s sale of 6,600,000 warrants to certain of its initial shareholders and less underwriters’ discounts and transaction related expenses, or an aggregate of $33,462,180, were deposited in trust (the “Trust Account”) pending completion by Lone Oak of an initial business combination. Subsequently, $5,189,108 of the funds in the Trust Account were used to repurchase ordinary shares under our 10b5-1 plan and in accordance with the terms of the agreement governing the Trust Account.

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On February 25, 2013, we filed with the SEC a tender offer for up to 2,829,535 of our ordinary shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on March 22, 2013 at 11:59 p.m. New York time. A total of 2,303,899 ordinary shares had been tendered representing $18,927,300. The funds were released from the trust account and paid to the tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of our ordinary shares remained outstanding and $9,345,772 remained in the Trust Account.

On March 6, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the trust account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the trust account to extend the term of the trust account consistent with the Article Amendment Proposal, and permit the us to distribute the assets of the trust account to the holders of the our ordinary shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

At the special meeting of shareholders the proposals were approved with approximately 3,916,026 votes in favor out of approximately 3,931,026 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On April 3, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding ordinary share. The dividend was paid on April 25, 2013.

If Lone Oak does not consummate its initial business combination by September 24, 2013, and if the Extension is not approved by Lone Oak’s shareholders on or before September 24, 2013, it must liquidate the Trust Account to the holders of Shares.

Q.	Is there a business combination agreement related to the Offer?

A.          No, there is not a business combination agreement related to the Offer, but we are actively engaged in negotiations with respect to a potential business combination and believe we will come to terms with a potential target shortly. Notwithstanding the status of any such negotiations, this Offer relates only to the Extension and does not relate to any potential business combination. In the event that the Extension is approved by Lone Oak’s shareholders and this Offer is completed prior to September 24, 2013, then Lone Oak intends to continue negotiating the terms of a business combination and if we do enter into a definitive agreement for a business combination, we will announce the entry into such an agreement, including the material terms and conditions thereof. There can be no guarantee that Lone Oak will be successful in entering into a definitive agreement for a business combination and even if we do enter into a definitive agreement for a business combination, there can be no assurance that such business combination will be consummated.

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Q.	Are the Offer and the Extension conditioned on one another?

A.          Yes. Pursuant to the terms of the Extension, it is a condition to the consummation of the Extension that the Offer is conducted in accordance with the terms of the Extension and that Lone Oak shall have accepted the Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 525,636 of the Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Extension Condition (as described below) is satisfied. Under no circumstances will the number of Shares tendered be prorated. If the Extension Condition is not satisfied, we will terminate the Offer. In the event the Offer is terminated, we will promptly return any Shares, at our expense, that were delivered pursuant to the Offer. See “The Extension.”

Q.	What are the most significant conditions to the Offer and the Closing?

A.          Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by the shareholders of Lone Oak (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 525,636 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction or waiver, on or prior to September 24, 2013 of each of the following conditions:

•	the Lone Oak shareholder proposal to amend Lone Oak’s Articles of Association to permit the Company to liquidate the Trust Account on December 24, 2013 and cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”) having been approved by the affirmative vote of two-thirds of the outstanding ordinary shares of the Company; and

•	the Lone Oak shareholder proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”) having been approved by the affirmative vote of a two-thirds of the outstanding Shares.

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In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer.”

Q.	How will Lone Oak fund the payment for the Shares?

A.          We will use funds raised in connection with our IPO and the sale of warrants to certain of our initial shareholders which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Extension, to purchase Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

Q.	How will Lone Oak fund the Dividend?

A.          The Company will fund the Dividend with funds outside of the Trust Account which were paid to the Company as a break-up fee from a target with which it had entered into a letter of intent.

Q.	How long do I have to tender my Shares?

A.          You may tender your Shares pursuant to the Offer until the Offer expires on the Expiration Date. The Offer will expire on Thursday, September 19, 2013, at 11:59 p.m., New York City time, unless we terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Q.	Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.          Due to the requirement in the agreement governing the Trust Account that we must liquidate the Trust Account by September 24, 2013, we will not extend the Offer. We can terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.	How will I be notified if the Offer is amended?

A.          We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

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Q.	How do I tender my Shares?

A.          If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must deliver your Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Thursday, September 19, 2013.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Q.	Until what time can I withdraw previously tendered Shares?

A.          You may withdraw your tendered Shares at any time prior 11:59 p.m., New York City time, on Thursday, September 19, 2013. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on Thursday, September 19, 2013. See “The Offer — Withdrawal Rights.”

Q.	How do I properly withdraw Shares previously tendered?

A.          You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Certain additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Q.	Has Lone Oak or its board of directors adopted a position on the Offer?

A.          Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of each of the Extension and the Dividend, and (iii) determined that each of the Extension and the Dividend is in the best interests of Lone Oak’s shareholders. If you tender all of your Shares in the Offer, you will not be a shareholder of the Company after the Extension and will not be entitled to receive the Dividend (which you would otherwise receive as long as you continued to hold your shares on the record date for the Dividend); therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.

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Q.	When and how will Lone Oak pay for the Shares I tender that are accepted for purchase?

A.          We will pay the Purchase Price in cash, without interest, for the Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q.	Will I have to pay brokerage fees and commissions if I tender my Shares?

A.          If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares in street name through a broker, bank or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

Q.	What are the U.S. federal income tax consequences if I tender my Shares?

A.          The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer — Material U.S. Federal Income Tax Consequences.”

Q.	Will I have to pay stock transfer tax if I tender my Shares?

A.          We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q.	Who do I contact if I have questions about the Offer?

A.          For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

Q.	How many Shares is Lone Oak offering to purchase?

A.          We are offering to purchase up to 525,636 of the Shares validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

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The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. However, the Offer is conditioned on no more than 525,636 Shares being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

Q.          If more than 525,636 Shares are validly tendered and not properly withdrawn, will Lone Oak purchase the Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 525,636 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 525,636 Shares are validly tendered and not properly withdrawn we will terminate the Offer. See “The Offer — General; Purchase Price; No Proration.”

Q.          What will be the purchase price for the Shares and what will be the form of payment?

A.          The Purchase Price for the Offer is approximately $8.21 per Share sold in our IPO (“IPO Share”), which is equal to the amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q.          How will the Offer affect the number of ordinary shares outstanding and the number of holders of Lone Oak?

A.          As of August 21, 2013, we had 2,164,226 outstanding ordinary shares (as adjusted for purchases under our 10b5-1 plan and the redemption of 2,303,899 ordinary shares on March 22, 2013), of which 3,441,500 ordinary shares were issued in the IPO. In addition, we had outstanding warrants to acquire 10,706,500 Ordinary Shares at an exercise price of $5.00 per share. If the Offer is fully subscribed, we will have approximately 1,638,590 ordinary shares outstanding following the purchase of Shares tendered and not validly withdrawn pursuant to the Offer (excluding ordinary shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Lone Oak Securities.”

To the extent any of our shareholders validly tender their Shares (without subsequently properly withdrawing such tendered Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.          What will happen if I do not tender my Shares?

A.          Shareholders who choose not to tender their Shares will retain their Shares, have a larger percentage of ownership in our outstanding ordinary shares following the completion of the Extension and will be entitled to receive the Dividend (as long as they continue to hold their shares on the record date for the Dividend).

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Continuing shareholders that do not tender their Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	concentration of ownership among the company’s initial shareholders and their affiliates;

•	risks associated with Lone Oak’s search for a business combination; and

•	share price declines.

See “Risk Factors—Risk Factors Relating to Lone Oak.”

Q.          If I object to the price being offered for my Shares, will I have appraisal rights?

A.          No appraisal rights will be available to you in connection with the Offer or the Extension. See “Appraisal Rights.”

Q:          What happens if the Extension is not consummated?

A:          If Lone Oak does not consummate the Extension by September 24, 2013 then Lone Oak will liquidate the Trust Account and distribute to its shareholders the proceeds therein, including the deferred underwriting discounts and commission and accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Lone Oak’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $8.15 per public share). Lone Oak’s initial shareholders have agreed to waive their rights to participate in any distribution in connection with the liquidation of the Trust Account with respect to the initial shares, but not with respect to any public shares they acquired in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Lone Oak’s warrants, and all rights of our warrants will terminate upon the liquidation of the Trust Account.

Q:          What happens to the funds deposited in the Trust Account following the Extension?

A:          Following the consummation of the Extension, funds in the Trust Account will be released to Lone Oak to pay the Purchase Price to Lone Oak shareholders tendering their Shares in the Offer. The balance of the funds will remain in the Trust Account until Lone Oak completes a business combination or liquidates in the event it is unable to complete a business combination within the proscribed time period.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Extension. Unless the context otherwise requires, references to “Lone Oak,” “we,” “us” or “our” in this Offer to Purchase refers to Lone Oak Acquisition Corp., including its consolidated subsidiaries.

Background Information

Lone Oak Acquisition Corporation is an exempted company organized on June 17, 2010 under the laws of the Cayman Islands. We are a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Although our Amended and Restated Memorandum and Articles of Association do not limit us to a particular geographic region, we intended to focus on operating businesses with primary operations in the Greater China region, which includes Hong Kong, Macau and Taiwan. Our efforts to identify a prospective target business were not limited to a particular industry.

On March 24, 2011, the initial public offering of 4,000,000 units of the Company was consummated. Each unit issued in the IPO consists of one ordinary share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one ordinary share at a price of $5.00. Prior to the consummation of the IPO, the Company completed a private placement of 6,600,000 warrants to certain of the Company’s initial shareholders generating gross proceeds of $2,310,000. On March 29, 2011, the Company announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 106,500 units (over and above the 4,000,000 units sold in the IPO). The 4,106,500 units sold in the IPO, including the 106,500 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $32,852,000. A total of $33,462,180, which includes a portion of the $2,310,000 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. In accordance with the terms of the Company's Articles of Association, until we announced a business combination on September 19, 2012, after which we were no longer permitted to effect such purchases, we purchased 665,000 ordinary shares using an aggregate of $5,189,108 from the Company trust account. As of August 21, 2013, approximately $9,345,772 was held in deposit in the Company’s trust account. On May 25, 2011, the ordinary shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

As of August 21, 2013, the Company had approximately $1,642,084 outside the Trust Account which would not be distributed to its shareholders in connection with the Trust Account liquidation and would continue to be used by the Company to seek a business to acquire. These funds outside the Trust Account were paid to the Company as a break-up fee from a target with which it had entered into a letter of intent.

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The address of our principal executive offices is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

The Extension

The Company will not be able to consummate a business combination transaction prior to the Termination Date. Since we will not be able to complete a business combination prior to the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to cause the special purpose acquisition provisions contained in our Articles of Association to be of no further force or effect after the distribution of the Trust Account. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow holders of Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account. As of August 21, 2013, approximately $9.3 million (approximately $8.21 per IPO Share, as adjusted for purchases of our ordinary shares under our 10b5-1 plan) was in the Trust Account.

In order to effect the Extension, shareholders must approve certain amendments to our Articles of Association and the trust agreement governing the Trust Account. Accordingly, we will call a special meeting of shareholders to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on Tuesday, September 10, 2013 at 10:00 a.m., New York time, to consider and vote on the following two proposals:

•	To consider and vote on a proposal to amend our Articles of Association to permit the Company to liquidate the Trust Account on December 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”). Specifically, this proposal would add the following sentence as the last sentence of Article 156(1): “In the event that a Business Combination is not completed by December 24, 2013, the Company shall liquidate the Trust Fund in accordance with the terms of the investment management trust agreement governing the Trust Fund and distribute the proceeds to the holders of the Company's IPO Shares, and, immediately after the distribution of the Trust Fund, this Article 156 shall be of no further force or effect.”

•	To consider and vote on a proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of the Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”). This proposal will be acted upon following, and will be conditioned upon, the approval of the Article Amendment Proposal.

and a proposal to:

•	To consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the Article Amendment Proposal and/or the Distribution Proposal (the “Adjournment Proposal”).

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Shareholders are encouraged to review the proxy solicitation relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

Tender Offer

In connection with the Extension, Lone Oak is providing its shareholders with the opportunity to redeem those ordinary shares issued in Lone Oak’s IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Lone Oak’s IPO pursuant to the Investment Management Trust Agreement, dated as of March 16, 2011, and by the Distribution Proposal (the “Offer”). The redemption amount in the Offer is approximately $8.21 per Share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

The distribution of funds from the Trust Account to holders who wish to exercise redemption rights in connection with the Extension is being effected through this Offer to run concurrently with the proxy solicitation relating to the shareholder approval of the Extension. Holders of IPO shares may participate in the Offer regardless of their vote for or against the Extension proposals by following the tender instructions contained in this Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Notwithstanding the foregoing, consummation of the tender offer is conditioned on the approval of each of the Amendment and Distribution proposals.

Pursuant to the terms of the Extension, it is a condition to the consummation of the Extension that the Offer is conducted in accordance with the terms of the Extension and that Lone Oak shall have accepted the Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 525,636 of the Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Extension Condition (as described below) is satisfied. Under no circumstances will the number of Shares tendered be prorated. If the Extension Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Shares, at our expense, that were delivered pursuant to the Offer.

Recommendations of the Boards of Directors and Reasons for the Extension and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of each of the Extension and the Dividend, and (iii) determined that each of the Extension and the Dividend is in the best interests of Lone Oak’s shareholders. If you tender your Shares in the Offer, you will not be a shareholder of the Company after the Extension and therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

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Interests of Certain Persons in the Extension

When you consider the recommendations of the Company’s board of directors in favor of the Extension and against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder.

Shares Held by the Company Inside Shareholders

Our initial shareholders, including all of our officers and directors, purchased an aggregate of 1,150,000 of our ordinary shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. We refer to the holders of our securities prior to our IPO as our initial shareholders, the shares they hold as the initial shares. Following the partial exercise of the underwriters’ over-allotment option on March 30, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result our initial shareholders own an aggregate of 1,026,625 initial shares. In addition, we issued certain of our initial shareholders, in a private placement occurring simultaneously with our IPO, an aggregate of 6,600,000 warrants for an aggregate consideration of $2,310,000.

There will be no distribution from the Trust Account with respect to the Company’s pre-IPO shareholders’ securities. The holders of Shares issued prior to the Company’s IPO, which consists of the Company’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,026,625 initial shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period beginning on March 16, 2011 and ending on the earlier of our consummation of a business combination or the liquidation of the trust account. BBS Capital Fund, LLC is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP or Rampant Dragon, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by BBS Capital Fund, LP and Rampant Dragon, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or the liquidation of the trust account if we have not completed a business combination within the required time period, we will cease paying these monthly fees.

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Other than this $7,500 per month fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to any of our existing officers, directors, initial shareholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to “Legal, accounting and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring and negotiation of a business combination,” “Due diligence of prospective target businesses by our officers, directors and initial shareholders” and “Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations and reserves.” Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Officer and Director Liability

If we are unable to complete a business combination and are forced to liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Other Agreements of the Company Inside Shareholders

None of the agreements entered into at the time of the Company’s IPO will be amended or otherwise affected, except as specifically contemplated the Extension proposals.

Certain Other Interests in the Proposals

In addition to the interests of our directors and officers in the proposals, you should keep in mind that certain individuals promoting the proposals and/or soliciting proxies on behalf of the Company have interests in the proposals that may be different from, or in addition to, your interests as a shareholder.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer—Material U.S. Federal Income Tax Consequences.”

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Regulatory Approvals

The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Lone Oak’s ordinary shares, warrants and units are traded on the OTC Bulletin Board, under the symbols “LOKKF,” “LOKWF” and “LOKAF,” respectively. Each of Lone Oak’s units consists of one ordinary share and one warrant, each to purchase an additional share of Lone Oak’s ordinary shares. Lone Oak’s units have been quoted on the OTC Bulletin Board since March 21, 2011. Lone Oak’s ordinary shares and warrants commenced to trade separately from its units on June 15, 2011.

The following tables set forth, for the periods indicated, the high and low sale prices for our units, ordinary shares and warrants, respectively, as reported on the OTC Bulletin Board.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
Year ended December 31, 2013*	8.35	8.17	8.18	8.00	0.55	0.06
Year ended December 31, 2012	8.20	8.10	8.00	7.75	0.37	0.10
Year ended December 31, 2011(from March 21)	8.20	7.98	7.75	7.75	0.39	0.27

Fiscal Quarterly Highs and Lows 2011
First Quarter (from March 21)	8.03	7.98	—	—	—	—
Second Quarter	8.05	7.98	—	—	—	—
Third Quarter	8.05	8.05	7.75	7.75	0.39	0.38
Fourth Quarter	8.20	8.07	7.75	7.75	0.30	0.27

Fiscal Quarterly Highs and Lows 2012
First Quarter	8.20	8.20	7.75	7.75	0.36	0.25
Second Quarter	8.20	8.10	7.85	7.75	0.37	0.20
Third Quarter	8.20	8.10	7.90	7.77	0.30	0.20
Fourth Quarter	8.20	8.20	8.00	7.89	0.33	0.10

Fiscal Quarterly Highs and Lows 2013
First Quarter	8.35	8.17	8.18	8.18	0.22	0.06
Second Quarter	8.25	8.17	8.08	8.08	0.55	0.23
Third Quarter*	8.25	8.25	8.08	8.08	0.45	0.23

* As of August 19, 2013

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Lone Oak; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Extension.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender your Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Shares. Similarly, if you do not tender your Shares, you will continue to bear the risk of ownership of your Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Lone Oak may terminate or extend the Offer.

Upon the consummation of the Extension, we plan to use the cash available from the funds held in the Trust Account to purchase the Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the conditions to the Extension or the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

Although our board of directors has determined that the Extension and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which may adversely affect our ability to consummate a business combination and reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $5,027,497 would remain in the Trust Account if 525,636 Shares were tendered in the Offer);

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•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the ordinary shares and may result in lower share prices and reduced liquidity in the trading of the ordinary shares following completion of the Offer.

Risk Factors Relating to Lone Oak

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have no definitive plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a ‘‘going concern.’’

The report of our independent registered public accountants on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on securing additional financing. If the amount outside the trust account available for working capital is insufficient to pay our costs and expenses, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable, through loans or additional investments from our initial shareholders, officers, directors or third parties. None of our initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, us. Accordingly, we may not be able to obtain additional financing. If we do not have sufficient proceeds to fund our initial business combination and are unable to obtain additional financing, we may be required liquidate prior to consummating our initial business combination. Except for a small amount of interest income, we have no present revenue and will not generate any revenues or income until, at the earliest, after the consummation of a business combination. We do not know when or if a business combination will occur. These factors raise substantial doubt about our ability to continue as a going concern.

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If J.P. Morgan Chase Bank, N.A., where we have deposited the net proceeds from our IPO, experiences financial or other difficulties, we may not have access to such funds.

Since it would cost us more to invest the funds held in trust than the interest we would earn, we decided to leave such funds in an account at J.P. Morgan Chase Bank, N.A., London. As such funds are being held in a non-U.S. account, we would not be able to avail ourselves of the protections afforded by the Federal Deposit Insurance Corporation. As a result, if J.P. Morgan Chase Bank, N.A. experiences any difficulties, financial or otherwise, that would prevent us from gaining access to the net proceeds from our IPO, there would be no funds held in our trust account, we would not be able to consummate a business combination, we would not have any funds to distribute to our shareholders upon liquidation and our shareholders’ only recourse would be to seek restitution from our initial shareholders.

We will not be able to complete a business combination within the required time frame, and unless the Extension is completed, we will be forced to liquidate the Trust Account and our warrants will expire worthless.

Pursuant to the agreement governing our Trust Account, if we are unable to complete a business combination by September 24, 2013 we will be forced to liquidate the trust account. If shareholders do not approve the Extension, we will, in accordance with the agreement governing our Trust Account, liquidate the Trust Account since we will not have sufficient time to compete a business combination by September 24, 2013. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination.

If the Extension is approved, you will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until December 24, 2013.

Our holders of Shares are entitled to receive funds from the Trust Account only in the event of the liquidation of the Trust Account or if they seek to redeem their respective Shares for cash in connection with a business combination or in connection with the Extension. In no other circumstances does a shareholder have any right or interest of any kind in the Trust Account. Therefore, if the Extension is approved, you may not be able to obtain access to such funds until December 24, 2013.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds from our IPO are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a ‘‘blank check’’ company under the United States securities laws. However, since we have net tangible assets in excess of $5,000,000 and have filed a Form 6-K, including an audited balance sheet demonstrating this fact, we are exempt from the rules promulgated by the SEC to protect investors of blank check companies such as Rule 419 of the rules and regulations promulgated under the Securities Act, or Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules which would, for example, completely restrict the transferability of our securities, required us to have completed a business combination by December 24, 2012 with a target business having a fair value or net assets equal to at least 80% of the offering and restrict the use of interest earned on the funds held in the trust account. Because we are not subject to Rule 419, we can complete a business combination with a target business having a fair value or net assets equal to or less than 80% of the offering proceeds, we will be entitled to withdraw interest earned on the funds held in the trust account prior to the completion of a business combination and we have a longer period of time to complete such a business combination than we would if we were subject to such rule.

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Unlike other blank check companies, we allow shareholders owning up to 82.2% of the shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place to exercise their redemption rights. This higher threshold will make it easier for us to consummate a business combination with which you may not agree and could result in more money from the trust account being used to pay for redemptions than in other blank check companies, and very little money remaining in trust for the post-transaction company.

In connection with the Extension, we are offering each public shareholder (other than the initial shareholders) the right to have his, her or its ordinary shares redeemed for cash if the Extension is approved. We will consummate the Extension or an initial business combination only if public shareholders owning up to 82.2% of the shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place have exercised redemption rights on a cumulative basis (provided, however, a potential target may make it a closing condition to our business combination that we have a certain amount of cash in excess of the minimum amount we are required to have pursuant to our organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with such business combination or requiring us to obtain an alternative source of funding). While we may allow public shareholders owning up to 82.2% of the total number of shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place to exercise their redemption rights, there is no guarantee that the public shareholders will be able to exercise such redemption rights. See the risk factor entitled ‘‘Even though we have a redemption threshold of 82.2%, we may be unable to consummate a business combination if a target business requires that we have cash in excess of the minimum amount we are required to have at closing and public shareholders may have to remain shareholders of our company and wait until our liquidation to receive a pro rata share of the trust account or attempt to sell their shares in the open market.’’ In the past, many blank check companies have had redemption thresholds of between 20% and 40%, which makes it more difficult for such companies to consummate their initial business combination. Therefore, because we permit a larger number of shareholders to exercise their redemption rights, it will be easier for us to consummate an initial business combination with a target business in the face of strong shareholder dissent, and we have reduced the likelihood that a small group of investors holding a large block of our ordinary shares will stop us from completing a business combination that is otherwise favored by our public shareholders. Depending on the number of public shares that are redeemed in connection with the Extension and an initial business combination, we may have very little money in our trust account with which to consummate our initial business combination, which may result in our having to obtain additional financing to consummate our initial business combination, result in less money being available for use as working capital post business combination, or result in our failure to consummate an initial business combination.

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Our redemption threshold of 82.2% may reduce the liquidity of our securities in the open market.

We may redeem up to 82.2% of the ordinary shares issued in the IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place (provided, however, a potential target may make it a closing condition to our business combination that we have a certain amount of cash in excess of the minimum amount we are required to have pursuant to our organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with such business combination or requiring us to obtain an alternative source of funding). While we may allow public shareholders owning up to 82.2% of the total number of shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place to exercise their redemption rights in connection with the Extension or a business combination, there is no guarantee that the public shareholders will be able to exercise such redemption rights. See the risk factor entitled ‘‘Even though we have a redemption threshold of 82.2%, we may be unable to consummate a business combination if a target business requires that we have cash in excess of the minimum amount we are required to have at closing and public shareholders may have to remain shareholders of our company and wait until our liquidation to receive a pro rata share of the trust account or attempt to sell their shares in the open market.’’ Purchases or redemptions of our shares would result in significantly fewer public shares issued and outstanding and which would in turn significantly reduce the liquidity of our securities, including our public shares that are not redeemed.

Because we are incorporated under the laws of the Cayman Islands and because some of our directors and officers reside outside of the United States, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. In addition, certain of our directors and officers are nationals or residents of jurisdictions other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers. Our corporate affairs will be governed by our Amended and Restated Memorandum and Articles of Association, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

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The Cayman Islands courts are also unlikely:

• to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

• to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our shareholders and likely cause a change in control of our ownership.

Our Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 50,000,000 ordinary shares, par value $0.001 per share, and 5,000,000 preferred shares, par value $0.001 per share. As of the date hereof, there are 37,129,274 authorized but unissued ordinary shares available for issuance (after appropriate reservation for the issuance of the shares upon full exercise of our outstanding warrants). Although we have no commitment to do so, we may issue a substantial number of additional ordinary shares or preferred shares, or a combination of ordinary and preferred shares, to complete a business combination. The issuance of additional ordinary or preferred shares:

• may significantly reduce the equity interest of our shareholders;

• may subordinate the rights of holders of ordinary shares if we issue preferred shares with rights senior to those afforded to our ordinary shares;

• may cause a change in control if a substantial number of ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any; and

• may adversely affect prevailing market prices for our ordinary shares.

Similarly, if we issue debt securities, it could result in:

• default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

• acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

• our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

• our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

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Our public shareholders may not be afforded an opportunity to vote on our proposed business combination.

We will permit our shareholders to redeem their shares by means of a tender offer, and are not required to seek a shareholder vote in connection with the business combination. The decision as to whether we will seek shareholder approval of a proposed business combination will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. Accordingly, it is possible that we will consummate our initial business combination even if holders of a majority of our public shares do not approve of the business combination we consummate.

Your only opportunity to evaluate and affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights in connection with our initial business combination.

You will be relying on the ability of our officers and directors, with the assistance of employees, advisors and consultants, to choose a suitable business combination. At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of any potential target businesses. Accordingly, your only opportunity to evaluate and affect the investment decision regarding a potential business may be limited to exercising your redemption rights in connection with our initial business combination.

If the net proceeds from our IPO not being held in trust are insufficient to allow us to operate until December 24, 2013, we may be unable to complete a business combination.

Since we currently have $1,624,084 available outside of the trust account, we believe that, the funds available to us outside of the trust account, plus the interest earned on the funds held in the trust account that may be available to us, will be sufficient to allow us to operate until at least December 24, 2013, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a ‘‘no-shop’’ provision (a provision in letters of intent designed to keep target businesses from ‘‘shopping’’ around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

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We may have insufficient resources to cover our operating expenses and the expenses of consummating our initial business combination.

We believe that amounts not held in the trust account, together with the interest income on the funds in the trust account (any amounts in the trust account in excess of $8.15 per public share (the amount per share held in trust immediately after the closing of the IPO)) to be released to us from time to time for working capital requirements, will be sufficient to pay the costs and expenses to which such proceeds are allocated until December 24, 2013. Our estimates are also based on the belief that in-depth due diligence will be undertaken only after we have negotiated and signed a letter of intent or other preliminary agreement that addresses the terms of a business combination. However, if our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, or if the amounts not held in the trust account are insufficient to pay our costs and expenses, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable, through loans or additional investments from our initial shareholders, officers, directors or third parties. None of our initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, us. Accordingly, we may not be able to obtain additional financing. If we do not have sufficient proceeds to fund our initial business combination and are unable to obtain additional financing, we may be required liquidate prior to consummating our initial business combination.

Even though we have a redemption threshold of 82.2%, we may be unable to consummate a business combination if a target business requires that we have cash in excess of the minimum amount we are required to have at closing and public shareholders may have to remain shareholders of our company and wait until our liquidation to receive a pro rata share of the trust account or attempt to sell their shares in the open market.

A potential target may make it a closing condition to our business combination that we have a certain amount of cash in excess of the minimum amount we are required to have pursuant to our organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with such business combination or requiring us to obtain an alternative source of funding. If the number of our shareholders electing to exercise their redemption rights has the effect of reducing the amount of money available to us to consummate a business combination below such minimum amount and we are not able to locate an alternative source of funding, we will not be able to consummate such business combination and we may not be able to locate another suitable target within the applicable time period, if at all. As a result, if a public shareholder does not tender their shares in the Offer, such shareholders may have to remain shareholders of our company and wait until December 24, 2013 in order to be able to redeem their shares for a pro rata portion of the trust account, or attempt to sell their shares in the open market prior to such time, in which case they may receive less than a pro rata share of the trust account for their shares. Furthermore, in the event that public shareholders must wait until our liquidation they may not receive a full pro rata portion of the trust account to the extent that third party creditors have a claim to such funds.

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Resources could be wasted in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control such as that public shareholders representing more than 82.2% of our shares issued in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place opt to have us redeem their shares for a pro rata share of the trust account (provided, however, a potential target may make it a closing condition to our business combination that we have a certain amount of cash in excess of the minimum amount we are required to have pursuant to our organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with such business combination or requiring us to obtain an alternative source of funding). While we may allow public shareholders owning up to 82.2% of the total number of shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place to exercise their redemption rights, there is no guarantee that the public shareholders will be able to exercise such redemption rights. See the risk factor entitled ‘‘Even though we have a redemption threshold of 82.2%, we may be unable to consummate a business combination if a target business requires that we have cash in excess of the minimum amount we are required to have at closing and public shareholders may have to remain shareholders of our company and wait until our liquidation to receive a pro rata share of the trust account or attempt to sell their shares in the open market.’’ Any such event will result us having fewer resources for subsequent attempts to locate and acquire or merge with another business.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by shareholders may be less than $8.15 (the amount per share held in trust immediately after the closing of the IPO).

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with us, they may seek recourse against the trust account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public shareholders. If we liquidate the trust account before the completion of a business combination and distribute the proceeds held therein to our public shareholders, our initial shareholders have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced below $8.15 per share (the amount per share held in trust immediately after the closing of the IPO) by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account may be less than $8.15 (the amount per share held in trust immediately after the closing of the IPO) due to such claims. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return $8.00 to our public shareholders.

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Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our Amended and Restated Memorandum and Articles of Association provide that we will liquidate the trust account eighteen months from the closing of our IPO, or twenty-four months if the period to complete our business combination has been extended, if a business combination has not been consummated by such time. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of our shareholders may extend beyond the date of such liquidation. Accordingly, we cannot assure you that third parties will not seek to recover from our shareholders amounts owed to them by us.

If we are unable to consummate a transaction within the required time periods, upon notice from us, the trustee of the trust account will distribute the amount in our trust account to our public shareholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, our initial shareholders have agreed that they will be liable to ensure that the proceeds in the trust account are not reduced below $8.15 per share (the amount per share held in trust immediately after the closing of the IPO) by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD15,000 (US$18,000) and to imprisonment for five years in the Cayman Islands.

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An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants for cash.

Holders of our warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares and, even in the case of a cashless exercise which is permitted in certain circumstances, such ordinary shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will only be able to exercise their warrants on a cashless basis and then, only if such cashless exercise is exempt from the registration requirements of the Securities Act. We do not believe that such an exemption is currently available. We may not be able to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants due to a lack of current financial information and/or insufficient resources to file a current prospectus and relating to the ordinary shares issuable upon exercise of the warrants.

An investor will only be able to exercise a warrant if the issuance of ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No public warrants will be exercisable and we will not be obligated to issue ordinary shares unless the ordinary shares issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of ordinary shares by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of ordinary shares upon exercise of the warrant and the holder will be precluded from exercising of the warrant. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the ordinary shares issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

We may amend the terms of the warrants that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company as warrant agent and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding warrants (including the 6,600,000 warrants being sold to certain of our insiders in a private placement that occurred simultaneously with the closing of our IPO), in order to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in an adverse way to a holder if a majority of the holders approve of such amendment.

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Following the business combination we may discover or otherwise become aware of adverse information regarding our acquired business, and we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We intend to conduct a due diligence investigation for any business we consider. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present inside a particular target business, or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to discover or identify material issues relating to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming debt held by a target business or by virtue of our obtaining post-combination debt financing.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel, including Baris Merzeci, our Chief Executive Officer and Can Ayindoglu, our Chief Financial Officer. None of these individuals has been or currently is a principal of, or affiliated or associated with, a blank check company. Accordingly, they may have more difficulty than a more experienced management team in successfully effect a business combination.

Our assessment of individuals we engage after a business combination may not prove to be correct.

Although some of our key personnel may remain with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. Our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

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Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following a business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements or other appropriate arrangements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business.

If we decide to complete a business combination with a target business outside of the expertise of our officers and directors, we cannot assure you that our officers and directors will have sufficient knowledge relating to the target or its industry to make an informed decision regarding a business combination.

If we complete a business combination with a target business outside of the expertise of our officers and directors, our officers and directors may not have sufficient experience to address the risks frequently encountered by such a company. In addition, we may have to rely on the experience of third-party consultants and/or individuals that we engage after a business combination. Our assessment of these individuals may not prove to be correct. In addition, if we hire a third-party to assist us with running the business after a business combination, it will increase our costs of doing business.

We may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

If we consummate a business combination with a company that is financially unstable or in its early stages of development or growth, it will be difficult for us to predict our future operating results. A company in the early stages of development will have a limited operating history from which we will be able to evaluate their business, financial results and prospects. In addition, such a company may not be able to achieve or exceed their revenues and net income from prior years.

We may seek to acquire a privately-held company for which there is little public information available.

We may seek to consummate a business combination with one or more privately-held companies. Generally, very little public information exists about these companies, and we will be required to rely on the ability of our officers and directors to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and our stock price may decline.

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Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. Please refer to the section entitled ‘‘Management — Directors and Executive Offıcers’’ for a more detailed discussion of the business activities of our officers and directors.

Our officers, directors and their affiliates may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated or associated with, a blank check company. However, our officers and directors may in the future become affiliated with entities, including other ‘‘blank check’’ companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. As a result, a potential target business may be presented to another entity prior to its presentation to us and we may not be afforded the opportunity to engage in a transaction with such target business. Furthermore, the officer or director who determines to present the target to another entity may not be held liable to us under Cayman Islands law. Please refer to the section entitled ‘‘Management — Conflicts of Interest’’ for a more detailed discussion of these potential conflicts of interest.

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All of our officers and directors own ordinary shares and warrants. These shares and warrants will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own ordinary shares and warrants. Such individuals have waived their right to redeem their shares, or to receive distributions with respect to their initial shares upon the liquidation of the Trust Account if we are unable to consummate a business combination. Accordingly, the shares held by our officers and directors, as well as the insider warrants and any warrants purchased by our officers or directors in the aftermarket, will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

If our ordinary shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our ordinary shares have a market price per share of less than $5.00, transactions in our ordinary shares may be subject to the ‘‘penny stock’’ rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

• make a special written suitability determination for the purchaser;

• receive the purchaser’s written agreement to the transaction prior to sale;

• provide the purchaser with risk disclosure documents which identify certain risks associated with investing in ‘‘penny stocks’’ and which describe the market for these ‘‘penny stocks’’ as well as a purchaser’s legal remedies; and

• obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a ‘‘penny stock’’ can be completed.

If our ordinary shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may only be able to complete one business combination with the proceeds of our IPO, which will cause us to be solely dependent on a single business which may have a limited number of products or services.

It is likely that we will be able to acquire only a single business with the funds in trust. By consummating a business combination with only a single business, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

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• solely dependent upon the performance of a single business, or

• dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

Alternatively, if we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our shareholders to exercise their redemption rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

In connection with the Extension and with a proposed business combination, we will offer each public shareholder (but not our initial shareholders) the right to have his, her or its shares redeemed for cash equal to a pro rata share of the trust account (which amount is currently approximately $8.21 per share).

Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many shareholders may exercise such redemption rights, we may either need to reserve part of the trust account for possible payment upon such redemption, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of shareholders exercise their redemption rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps to secure third party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

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If we hold a shareholder vote to approve a proposed business combination, public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a ‘‘group’’ with, will be restricted from exercising voting rights with respect to more than 10% of the shares sold in our IPO.

Pursuant to our Amended and Restated Memorandum and Articles of Association, in the event that we seek shareholder approval of a proposed business combination, no public shareholder, whether acting singly or with any affiliate or other person acting in concert or as a ‘‘group,’’ shall be permitted, without our prior written consent, to exercise voting rights on any proposal submitted for consideration at a meeting relating to a proposed business combination with respect to more than 10% of the shares sold in our IPO, (410,650 shares). Accordingly, if you hold more than 410,650 shares, you will be restricted from exercising voting rights with respect to any excess shares and such excess shares will remain outstanding following consummation of such business combination. We cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of our ordinary shares will exceed the per-share redemption price.

If we hold a shareholder vote in connection with a business combination, we may use funds in our trust account to purchase, directly or indirectly, shares from holders thereof who have indicated an intention to vote against such proposed business combination, in the event such a vote is held, and/or redeem their shares.

If holders of shares sold in our IPO indicate an intention to vote against a proposed business combination, in the event such a vote is held, and/or seek redemption of their shares into cash, we may privately negotiate arrangements to provide for the purchase of such shares at the closing of the business combination using funds held in the trust account. The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of our ordinary shares outstanding vote in favor of a proposed business combination, in the event such a vote is held, and/or that holders of up to 82.2% of the total number of shares sold in our IPO (2,829,535 shares, including shares that were previously redeemed) demand redemption of their shares into cash where it appears that such requirements would otherwise not be met (provided, however, a potential target may make it a closing condition to our business combination that we have a certain amount of cash in excess of the minimum amount we are required to have pursuant to our organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with such business combination or requiring us to obtain an alternative source of funding). This may result in the approval of a business combination that may not otherwise have been possible. Additionally, as a consequence of such purchases,

• the funds in our trust account that are so used will not be available to us after the merger; and

• the public ‘‘float’’ of our ordinary shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of our securities on a national securities exchange.

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While we may allow public shareholders owning up to 82.2% of the total number of shares sold in our IPO and not repurchased by us pursuant to the 10b5-1 plan we previously had in place to exercise their redemption rights, there is no guarantee that the public shareholders will be able to exercise such redemption rights. See the risk factor entitled ‘‘Even though we have a redemption threshold of 82.2%, we may be unable to consummate a business combination if a target business requires that we have cash in excess of the minimum amount we are required to have at closing and public shareholders may have to remain shareholders of our company and wait until our liquidation to receive a pro rata share of the trust account or attempt to sell their shares in the open market.’’

 Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

Identifying, executing and realizing attractive returns on business combinations is highly competitive and involves a high degree of uncertainty. We expect to encounter intense competition for potential target businesses from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources are relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of our IPO, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. In addition,

• the redemption of ordinary shares held by our public shareholders into cash may reduce the resources available to us to fund our initial business combination; and

• our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds from our IPO that will remain with us assuming the closing of the Offer are sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If such amounts prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business, or the obligation to redeem for cash a significant number of shares from dissenting shareholders, we will be required to seek additional financing. Such financing may not be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after a business combination.

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Our initial shareholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring a shareholder vote.

Our initial shareholders (including all of our officers and directors) collectively own 47% of our issued and outstanding ordinary shares. None of our officers, directors, initial shareholders or their affiliates has indicated any intention to purchase any units or ordinary shares from persons in the open market or in private transactions. However, if, and only if, a vote is held to approve a business combination and a significant number of shareholders vote, or indicate an intention to vote, against a proposed business combination, our officers, directors, initial shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. In connection with any vote to approve a proposed business combination, if any, our initial shareholders have agreed to vote any shares they own in favor of our proposed business combination.

We are not required to hold an annual meeting of shareholders to elect new directors prior to the consummation of an initial business combination, and, accordingly, you may not be able to exercise your voting rights under corporate law prior to the consummation of our business combination.

Our board of directors is and will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no requirement under the Companies Law for a Cayman Islands company to hold annual or general meetings or elect directors. Accordingly, shareholders would not have the right to such a meeting or election of directors, nor are there any remedies available to shareholders in the event that we do not hold such a meeting or election. As a result, it is unlikely that there will be an annual meeting of shareholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination. Accordingly, you may not be able to exercise your voting rights under corporate law for up to six months. If there is an annual meeting, as a consequence of our ‘‘staggered’’ board of directors, only a minority of the board of directors will be considered for election and our initial shareholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our initial shareholders will continue to exert control at least until the consummation of a business combination. We anticipate that we would hold our first annual meeting on or prior to the first anniversary of the consummation of a business combination.

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Our outstanding warrants and option may have an adverse effect on the market price of our ordinary shares and make it more difficult to effect a business combination.

We have outstanding warrants to purchase 10,706,500 ordinary shares. We also issued an option to purchase 400,000 units to the representative of the underwriters of our IPO which, if exercised, will result in the issuance of 400,000 shares and 400,000 warrants. To the extent we issue ordinary shares to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding ordinary shares and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

We may redeem the warrants at a time that is not beneficial to public investors.

We may call the public warrants for redemption at any time upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of our ordinary shares equals or exceeds $10.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. If we call the public warrants for redemption, public shareholders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.

Our management’s ability to require holders of our warrants to exercise such warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If we call our warrants for redemption after the redemption criteria described elsewhere in this report have been satisfied, our management will have the option to require holders to exercise their warrants on a ‘‘cashless basis.’’ If our management chooses to require holders to exercise their warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential ‘‘upside’’ of the holder’s investment in our company.

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If our initial shareholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of our ordinary shares and the existence of these rights may make it more difficult to effect a business combination.

Our initial shareholders are entitled to make a demand that we register the resale of their initial shares at any time commencing three months prior to the date on which their shares may be released from escrow 50% of the initial shares will not be released from escrow until six months after the closing of the business combination or the liquidation of the trust account if we have not completed a business combination within the required time periods. The remaining 50% of these shares will not be released from escrow until one year after the closing of the business combination or the liquidation of the trust account if we have not completed a business combination within the required time periods. Additionally, the purchasers of the insider warrants are entitled to demand that we register the resale of their insider warrants and underlying ordinary shares at any time after we consummate a business combination. If such individuals exercise their registration rights with respect to all of their securities, then there will be an additional 1,026,625 ordinary shares and 6,600,000 warrants (as well as 6,600,000 ordinary shares underlying the warrants) eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of our securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our ordinary shares.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Since we will invest the proceeds held in the trust account, it is possible that we could be deemed an investment company. Notwithstanding the foregoing, we do not believe that our anticipated principal activities will subject us to the Investment Company Act, because the proceeds held in trust must be invested by the trustee only in cash or United States treasuries. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we are nevertheless deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

• restrictions on the nature of our investments; and

• restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

• registration as an investment company;

• adoption of a specific form of corporate structure; and

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• reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

Compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

We may not obtain an opinion from an unaffiliated third party as to the fairness of the transaction to our shareholders.

We are not required to obtain an opinion from an unaffiliated third party that the price we are paying is fair to our public shareholders from a financial point of view unless we seek to (i) acquire an entity with which our officers or directors, through their other business activities, had acquisition or investment discussions in the past; (ii) consummate an initial business combination with an entity which is, or has been within the past five years, affiliated with any of our officers, directors, initial shareholders or their affiliates, including an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with such individuals; or (iii) enter into a business combination where we acquire less than 100% of a target business and any of our officers, directors, initial shareholders or their affiliates acquire the remaining portion of such target business. If no opinion is obtained, our public shareholders will be relying solely on the judgment of our board of directors.

Our executive officers’, directors’ and initial shareholders’ interests in obtaining reimbursement for any out-of-pocket expenses incurred by them may lead to a conflict of interest in determining whether a particular target business is appropriate for an initial business combination and in the public shareholders’ best interest.

Unless we consummate our initial business combination, our officers, directors and initial shareholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of our working capital. Our officers, directors and initial shareholders may, as part of any business combination, negotiate the repayment of some or all of any such expenses. If the target business’s owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers, directors and initial shareholders or their affiliates could influence our officers’ and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether a particular business combination is in the shareholders’ best interest.

An active trading market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to our reports of operating losses, one or more potential business combinations, the filing of periodic reports with the SEC, if any, and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. The absence of an active trading market for our securities will likely have an adverse effect on the price of our securities.

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There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Our directors may not be considered ‘‘independent’’ under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not ‘‘independent’’ as that term is commonly used. If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be ‘‘independent,’’ we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the price of the stock held by the public shareholders. In addition, we will not have an independent audit committee. As such, and because none of our directors may be deemed ‘‘independent,’’ we may not have the benefit of an independent body examining the propriety of expenses incurred on our behalf that are subject to reimbursement (as discussed above).

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If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

Our search for a target business is not limited to a particular geographical region. If we acquire a target business located outside of the United States, we would be subject to any special considerations or risks associated with companies operating in the target business’ home jurisdiction, including any of the following:

• rules and regulations or currency redemption or corporate withholding taxes on individuals;

• laws governing the manner in which future business combinations may be effected;

• exchange listing and/or delisting requirements;

• tariffs and trade barriers;

• regulations related to customs and import/export matters;

• longer payment cycles;

• tax issues, such as tax law changes and variations in tax laws as compared to the United States;

• currency fluctuations and exchange controls;

• challenges in collecting accounts receivable;

• cultural and language differences;

• employment regulations;

• crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

• deterioration of political relations with the United States.

If we are unable to adequately address these additional risks, our operations might suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we acquire a target business located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. The target business may not be able to enforce any of its material agreements or remedies may not be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

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If the Extension is not consummated we will not be able to consummate a business combination.

We have until September 24, 2013 to complete a business combination. We will not be able to consummate a business combination by such date and, if we do not consummate the Extension, we will be required to liquidate the Trust Account.

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Risk Factors Relating to the Extension

Concentration of ownership after the Extension may have the effect of delaying or preventing a change in control.

If the Extension is consummated, our initial shareholders will own approximately 63% of the voting power of Lone Oak assuming that 525,636 of the Shares are validly tendered and not properly withdrawn in the Offer and none of the outstanding warrants are exercised. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of Lone Oak requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our ordinary shares.

Lone Oak’s initial shareholders, including all of its officers and directors, have certain interests in consummating the Extension that may have influenced their decision to approve the Extension.

Certain of Lone Oak’s initial shareholders, including all of its officers and directors, own ordinary shares and warrants that were issued in connection with private placements of securities outside of Lone Oak’s IPO. Such purchasers have waived their right to receive distributions with respect to the initial shares upon liquidation of the Trust Account which will occur if Lone Oak is unable to consummate the Extension or a business combination by September 24, 2013. In addition, in the event of the liquidation of the Trust Account, the Lone Oak warrants, including the insider warrants held by certain of Lone Oak’s initial shareholders, will expire worthless. As of the date of this Offer to Purchase, Lone Oak’s initial shareholders held an aggregate of 1,026,625 ordinary shares and an aggregate of 6,600,000 warrants.

These financial interests of Lone Oak’s initial shareholders, including all of its officers and directors, may have influenced their decision to approve the Extension. You should consider these interests when evaluating the Extension and the Offer.

Lone Oak has incurred and expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Lone Oak.

Lone Oak expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, Lone Oak expects to incur approximately $50,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Lone Oak.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;
•	future payments of dividends and the availability of cash for payment of dividends;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	fluctuations in general economic and business conditions;
•	Lone Oak’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;
•	estimated future capital expenditures needed to preserve Lone Oak’s capital base;
•	ability of Lone Oak to effect the Extension or a business combination, and to meet target returns;
•	the risk that a condition to consummation of the Extension may not be satisfied or waived;
•	potential changes in the legislative and regulatory environments;
•	a lower return on investment;
•	potential volatility in the market price of our ordinary shares; and
•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT LONE OAK

Lone Oak Acquisition Corporation is an exempted company organized on June 17, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 24, 2011, the initial public offering of 4,000,000 units of the Company was consummated. Each unit issued in the IPO consists of one ordinary share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one ordinary share at a price of $5.00. Prior to the consummation of the IPO, the Company completed a private placement of 6,600,000 warrants to certain of the Company’s initial shareholders generating gross proceeds of $2,310,000. On March 29, 2011, the Company announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 106,500 units (over and above the 4,000,000 units sold in the IPO). The 4,106,500 units sold in the IPO, including the 106,500 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $32,852,000. A total of $33,462,180, which includes a portion of the $2,310,000 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On June 15, 2011, the ordinary shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis. In accordance with the terms of the Company's Articles of Association, until we announced a business combination on September 19, 2012, after which we were no longer permitted to effect such purchases, we purchased 665,000 ordinary shares using an aggregate of $5,189,108 from the Company trust account.

On February 25, 2013, we filed with the SEC a tender offer for up to 2,829,535 of our ordinary shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on March 22, 2013 at 11:59 p.m. New York time. A total of 2,303,899 ordinary shares had been tendered representing $18,927,300. The funds were released from the trust account and paid to the tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of our ordinary shares remained outstanding and $9,345,772 remained in the Trust Account.

On March 6, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the trust account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the trust account to extend the term of the trust account consistent with the Article Amendment Proposal, and permit the us to distribute the assets of the trust account to the holders of the our ordinary shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

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At the special meeting of shareholders the proposals were approved with approximately 3,916,026 votes in favor out of approximately 3,931,026 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On April 3, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding ordinary share. The dividend was paid on April 25, 2013.

As of August 21, 2013, approximately $9,345,772 was held in deposit in the Company’s trust account. As of the date hereof, the Company had approximately $1,642,084 outside of the Trust Account, which was paid to us as a break-up fee from a target with which we had entered into a letter of intent.

The address of our principal executive offices is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Unless the Article Amendment Proposal and the Distribution Proposal are approved, we will have until September 24, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, the agreement governing the Trust Account requires us to liquidate the Trust Account as promptly as practicable and release to our holders of Shares, the amount in our trust account and any remaining net assets.

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THE EXTENSION

The discussion in Extension is subject to, and is qualified in its entirety by reference to, the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

General Description of the Extension

The Company will not be able to consummate a business combination transaction prior to the Termination Date required by its trust agreement governing the Trust Account. Since we will not be able to complete a business combination before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders to extend the Trust Account for a period of three (3) months after the Termination Date, rather than liquidate as required by the trust agreement governing the Trust Account (the “Extension”), in order to allow the Company additional time to complete a business combination. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account. In addition, the board of directors has determined that it is in the Company's best interests to pay a dividend of $0.10 per share to shareholders who choose not to redeem their IPO Shares. The dividend will be paid approximately one month after the approval of the Extension. If the Extension is not approved, the dividend will not be paid.

In order to effect the Extension, shareholders must approve certain amendments to our Articles of Association and the trust agreement governing the Trust Account. Accordingly, we will call a special meeting of shareholders to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on Tuesday, September 10, 2013 at 10:00 a.m., New York time, to consider and vote on the following two proposals:

•	To consider and vote on a proposal to amend our Articles of Association to permit the Company to liquidate the Trust Account on December 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”).

•	To consider and vote on a proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of the IPO Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”). This proposal will be acted upon following, and will be conditioned upon, the approval of the Article Amendment Proposal.

and a proposal to:

•	To consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the Article Amendment Proposal and/or the Distribution Proposal (the “Adjournment Proposal”).

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Shareholders are encouraged to review the proxy solicitation relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension. The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, Lone Oak shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Extension must be approved at a meeting of Lone Oak’s shareholders pursuant to our Articles of Association. See “The Extension.”

Conditions to the Extension

Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by the shareholders of Lone Oak (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 525,636 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction or waiver, on or prior to September 24, 2013 of each of the following conditions:

•	the Lone Oak shareholder proposal to amend Lone Oak’s Articles of Association to permit the Company to liquidate the Trust Account on December 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”) having been approved by the affirmative vote of two-thirds of the outstanding ordinary shares of the Company; and

•	the Lone Oak shareholder proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”) having been approved by the affirmative vote of two-thirds of the outstanding Shares.

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In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.”

Termination

We may amend the Offer to the extent we determine such amendment is necessary or is required by applicable law or regulation. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived.

Effect of Termination

If Lone Oak does not consummate the Extension by September 24, 2013 then pursuant to the agreement governing the Trust Account, Lone Oak will automatically liquidate the Trust Account as promptly as practicable and release only to its holders of Shares the amount in the Trust Account, including accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund our working capital and general corporate requirements (any amounts in the Trust Account in excess of $8.15 per public share). Lone Oak’s initial shareholders have agreed to waive their rights to participate in any distribution of the Trust Account with respect to the shares held by them prior to the IPO, but not with respect to any Shares they have acquired in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Lone Oak’s warrants, and all rights of our warrants will terminate upon the liquidation of the Trust Account.

Recommendation of Lone Oak’s Board of Directors

The board of directors of the Company has recommended that Lone Oak shareholders vote in favor of each of the Extension proposals.

Interests of Certain Persons in the Extension

When you consider the recommendations of the Company’s board of directors in favor of the Extension and against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder.

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Shares Held by the Company Inside Shareholders

Our initial shareholders, including all of our officers and directors, purchased an aggregate of 1,150,000 of our ordinary shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. We refer to the holders of our securities prior to our IPO as our initial shareholders, the shares they hold as the initial shares. Following the partial exercise of the underwriters’ over-allotment option on March 30, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result our founders own an aggregate of 1,026,625 initial shares. In addition, we issued our initial shareholders, in a private placement occurring simultaneously with our IPO, an aggregate of 6,600,000 warrants for an aggregate consideration of $2,310,000.

If the Article Amendment Proposal is not approved, the Company will be required to liquidate the Trust Account. There will be no distribution from the Trust Account with respect to the initial shares.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,026,625 initial shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period beginning on March 16, 2011 and ending on the earlier of our consummation of a business combination or the liquidation of the trust account. BBS Capital Fund, LLC is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP or Rampant Dragon, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by BBS Capital Fund, LP and Rampant Dragon, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or the liquidation of the trust account if we have not completed a business combination within the required time period, we will cease paying these monthly fees.

Other than this $7,500 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.

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Officer and Director Liability

If we are unable to complete a business combination and are forced to liquidate the Trust Account, our initial shareholders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our initial shareholders to enforce their indemnification obligations.

Other Agreements of the Company’s Initial Shareholders

None of the agreements entered into at the time of the Company’s IPO will be amended or otherwise affected, except as specifically contemplated in the Article Amendment Proposal and the Distribution Proposal.

Certain Other Interests in the Proposals

In addition to the interests of our directors and officers in the proposals, you should keep in mind that certain individuals promoting the proposals and/or soliciting proxies on behalf of the Company have interests in the proposals that may be different from, or in addition to, your interests as a shareholder. For example, certain of Lone Oak’s initial shareholders, including all of its officers and directors, own ordinary shares and warrants that were issued in connection with private placements of securities outside of Lone Oak’s IPO. Such purchasers have waived their right to receive distributions with respect to the initial shares upon liquidation of the Trust Account which will occur if Lone Oak is unable to consummate the Extension or a business combination by September 24, 2013. In addition, in the event of the liquidation of the Trust Account, the Lone Oak warrants, including the insider warrants held by certain of Lone Oak’s initial shareholders, will expire worthless. As of the date of this Offer to Purchase, Lone Oak’s initial shareholders held an aggregate of 1,026,625 ordinary shares and an aggregate of 6,600,000 warrants.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 525,636 Shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of approximately $8.21 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $4,318,275, as further described below under the heading “Purchase Price.” The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Extension Condition. See “The Offer — Conditions of the Offer.”

Only Shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is approximately $8.21 per share. The Purchase Price has been calculated based on the requirement in our Articles of Association that requires that the redemption price payable per Ordinary Share shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of ordinary shares sold as part of the units in our IPO. Under the terms of our Articles of Association and the agreement governing the Trust Account, each as amended by the Extension, we are required to conduct the Offer in accordance with the terms of our Articles of Association, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Shares from $8.21, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration in Offer

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 525,636 Shares are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date and the Extension Condition that the Extension is approved by our shareholders on or before September 24, 2013. Accordingly, if either the Extension Condition or the Maximum Tender Condition has not been satisfied, we will terminate the Offer. Under no circumstances will the number of Shares tendered be prorated.

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This Offer to Purchase and the related Letter of Transmittal for the Shares will be mailed to record holders of our ordinary shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Lone Oak’s Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purpose of the Offer

The Company will not be able to consummate a business combination transaction prior to the Termination Date required by the trust agreement governing the Trust Account. Since we will not be able to complete a business combination before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to extend the Trust Account for a period of three (3) months after the Termination Date, rather than liquidate as required by the trust agreement governing the Trust Account (the “Extension”), in order to allow the Company additional time to complete a business combination. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account. In addition, the board of directors has determined that it is in the Company's best interests to pay a dividend of $0.10 per share to shareholders who choose not to redeem their IPO Shares (the “Dividend”). The Dividend will be paid approximately one month after the approval of the Extension. If the Extension is not approved, the dividend will not be paid.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of each of the Extension and the Dividend, and (iii) determined that the Extension and the Dividend are each in the best interests of Lone Oak’s shareholders. If you tender your Shares into the Offer, you will not be a shareholder of Lone Oak after the Extension, will not be entitled to the Dividend (as long as they continue to hold their shares on the record date for the Dividend) and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

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Certain Effects of the Offer

Approximately $4,318,275 will be required to purchase Shares in the Offer at the Purchase Price of approximately $8.21 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Extension. Shares acquired pursuant to the Offer will be held as retired and cancelled.

Assuming that shareholders approve both the Extension and the Offer, upon the expiration of the Offer we will use the additional time to try to complete a business combination, although there is no guarantee that we will be able to do so.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 11:59 p.m., New York City time, on Thursday, September 19, 2013, unless the Offer is otherwise terminated (the “Expiration Date”).

Procedures for Tendering Shares

Valid Tender of Shares

For a shareholder to make a valid tender of Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Shares you wish to tender, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, you must contact your broker or nominee to tender your Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to participate in Offer

In the Letter of Transmittal holders of Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

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Separation Of Units

You may tender Shares held as part of a unit in the Offer. If any or all of your Shares are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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Method of Delivery

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Lone Oak may enforce such agreement against the DTC participant.

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Return of Unpurchased Shares

If any tendered Shares are not purchased pursuant to the Offer, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

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All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Shares or waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Lone Oak, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

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Lost or Destroyed Certificates

If any certificate representing Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 11:59 p.m. on Thursday, September 19, 2013. You may also withdraw your previously tendered securities at any time after 11:59 p.m., New York City time, on September 19, 2013 if not accepted prior to such time. Except as this section otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Lone Oak, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

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If we are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf. Such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 525,636 shares validly tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 525,636 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Extension Condition has not been satisfied, we will terminate the Offer and will promptly return all Shares tendered at our expense. Under no circumstances will the number of Shares tendered be prorated. The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Shares tendered be made unless the conditions to the Offer including the Extension Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

Lone Oak will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Shares tendered in the Offer and not purchased will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

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Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Extension has not been approved by our shareholders or will not be approved by our shareholders contemporaneously with this Offer and in either case on or prior to September 24, 2013. We refer to this condition, which is not waivable, as the “Extension Condition;” and

•	more than 525,636 Shares having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders.

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Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Lone Oak to terminate and/or modify the Offer, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Extension illegal or otherwise preventing or prohibiting consummation of the Extension; or

•	a material adverse effect with respect to Lone Oak shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

You should evaluate current market quotes and trading volume for the Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

Approximately $4,318,275 will be required to purchase Shares in the Offer at the Purchase Price of approximately $8.21 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Extension. Shares acquired pursuant to the Offer will be retired and cancelled.

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Certain Information Concerning Lone Oak and the Extension

Set forth elsewhere in this Offer to Purchase is information concerning Lone Oak and the Extension. Shareholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Extension—Interests of Certain Persons in the Extension,” herein for information related to the proposed Extension and the interests of the management of Lone Oak in the Extension.

Holders of our ordinary shares issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to August 21, 2013.

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ordinary shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

Due to the requirement in the agreement governing the Trust Account that we must liquidate the Trust Account by September 24, 2013, we will not be able to extend the Offer. As a result, if the conditions to the Offer are not met on or before the Termination Date, pursuant to the terms of the agreement governing the Trust Account, we will liquidate the Trust Account. See “—Conditions of the Offer.”

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We expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. Due to the fact that we cannot extend the Offer, any material changes to the Offer will be made on or before the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Lone Oak for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

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We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of ordinary shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of August 21, 2013:

•	each person known to us to own beneficially more than 5% of our Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Ordinary Shares(2)
Directors and executive officers:
Berke Bakay(3)	431,852	20.0%
Baris Merzeci	8,927	*
Can Aydinoglu	8,927	*
All directors and executive officers as a group(3 individuals)	449,706	20.8%

Principal shareholders:
BBS Capital Fund, LP(3)	422,925	19.5%
Hauser Holdings LLC(4)	422,925	19.5%
Rampant Dragon LLC(5)	153,994	7.1%
Polar Securities Inc. (6)	410,601	19.0%

*less than one (1%) percent.

(1)	Unless otherwise noted, the business address for each of our beneficial owners is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

(2)	Based on 2,164,226 ordinary shares outstanding as of August 21, 2013. Does not include ordinary shares underlying our warrants which will not become exercisable within the next 60 days, and ordinary shares underlying the underwriters’ unit purchase option which will not become exercisable within the next 60 days.

(3)	The number of ordinary shares beneficially owned by Mr. Bakay consists of ordinary shares beneficially owned by BBS Capital Fund, LP and Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such ordinary shares. The address of BBS Management Group is 12943 E. Corrine Drive, Scottsdale, AZ 85259.

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(4)	Mary Jane Hauser has sole voting and dispositive power over all ordinary shares held by Hauser Holdings LLC. The address of Hauser Holdings LLC is 50 South Sixth Street, Minneapolis, MN 55402. Ms. Hauser is the wife of Richard J. Hauser, one of our Special Advisors.

(5)	William B. Heyn and James R. Preissler, two of our Special Advisors, hold sole voting and dispositive power over the Rampant Dragon, LLC shares. The address of Rampant Dragon, LLC is 5601 Preakness Lane, Plano, Texas 75093.

(6)	Based on a Schedule 13G/A filed on March 29, 2013 by Polar Securities Inc. and North Pole Capital Master Fund. The address of the business office of each of the foregoing reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

As of August 19, 2013, 99.4% of our outstanding ordinary shares are held by five record holders in the United States.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Lone Oak

In June 2010, our initial shareholders, who include all of our officers and directors, acquired an aggregate of 1,150,000 initial shares for an aggregate purchase price of $25,000. Following the partial exercise of the underwriters’ over-allotment option on March 20, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result our initial shareholders own an aggregate of 1,026,625 initial shares. Upon the liquidation of the Trust Account, none of our initial shareholders will have the right to receive distributions from the Trust Account with respect to the initial shares.

Immediately prior to the consummation of our IPO, certain of our initial shareholders purchased an aggregate of 6,600,000 warrants for an aggregate purchase price of $2,310,000, or $0.35 per warrant. We refer to these warrants as the “insider warrants.” The insider warrants are identical to the warrants underlying the units sold in our IPO, except that the placement warrants may be exercised on a cashless basis so long as such warrants are held by the purchasers or permitted assigns. Such purchasers have also agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination.

Concurrently with our IPO, we issued to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters of our IPO as additional compensation, for a purchase price of $100, a unit purchase option to purchase 400,000 units for $8.80 per unit. The units issuable upon exercise of this option are identical to those sold in the IPO, with the exception of containing a provision for cashless exercise by EBC. The unit purchase option is currently exercisable, in whole or in part, and expires on the March 16, 2016.

The holders of the initial shares, as well as the holders of the insider warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement that was signed at the time of our IPO. The holders of our initial shares issued and outstanding on March 16, 2011, as well as the holders of the insider warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement that was signed on March 16, 2011. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the insider warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

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We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or the liquidation of the trust account if we have not completed a business combination within the required time periods. BBS Capital Fund, LP is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP and Rampant Dragon, LLC compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the payment of an aggregate of $7,500 per month to BBS Capital Fund, LP and Rampant Dragon, LLC, in connection with office space, administrative services and secretarial support rendered to us and reimbursement of reasonable out-of-pocket expenses to our officers, directors, or any of their respective affiliates, no compensation of any kind, including finders’ and consulting fees, will be paid to any of our executive officers, directors, initial shareholders or any of their respective affiliates who owned our ordinary shares prior to this offering for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

If we are unable to complete a business combination and are forced to liquidate the Trust Account, our initial shareholders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to shareholders of redeeming their Shares pursuant to the Offer and of owning and disposing of our ordinary shares after completion of the Offer. This summary is based upon the laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such an owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

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•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our ordinary shares pursuant to the exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

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THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES to Shareholders OF redeeming their Shares pursuant to the Offer and OF owning and disposing of OUR ORDINARY Shares after COMPLETION OF the Offer. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF SUCH REDEMPTION and OF THE ownership and disposition of OUR ORDINARY Shares after COMPLETION OF the Offer, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Redemption of Shares Pursuant to the Offer

The redemption of a U.S. Holder’s Shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Shares rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer — Taxation of Cash Distributions Paid on Ordinary Shares,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including ordinary shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our ordinary shares and its percentage ownership in us (including constructive ownership and taking into account the effect of redemptions by other holders) is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its Shares.

Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer

Taxation of the Dividend

While it is not clear, a U.S. Holder that receives the Dividend may be treated for U.S. federal income tax purposes as receiving a compensatory payment that is taxed as ordinary income or a distribution as discussed in “— Taxation of Cash Distributions Paid on Ordinary Shares” below.

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A U.S. Holder should consult with its own tax advisors regarding the U.S. federal income tax treatment of any such amount.

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid (or deemed paid) on our ordinary shares. A cash distribution on our ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce the U.S. Holder’s adjusted tax basis in such ordinary shares (but not below zero). Any remaining excess will be treated as gain from the sale or other taxable disposition of such ordinary shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

With respect to non-corporate U.S. Holders, such dividends may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our ordinary shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such ordinary shares redeemed by us. Under published IRS authority, our ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Bulletin Board (the only exchange on which our ordinary shares are currently quoted and traded). Accordingly, any dividends paid on our ordinary shares should not currently qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid (or deemed paid) with respect to our ordinary shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares (which, in general, would include a distribution in connection with our liquidation or a redemption of our ordinary shares, as described in “— Taxation of Redemption of Ordinary Shares Pursuant to the Offer,” above, and “— Taxation on the Redemption of Ordinary Shares,” below), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares.

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The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Taxation on the Redemption of Ordinary Shares

If a U.S. Holder elects to redeem its ordinary shares (including pursuant to any subsequent tender offer) and receive cash pursuant the exercise of its redemption right, the redemption will generally be treated as discussed above in “— Taxation of Redemption of Shares Pursuant to the Offer.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any such redemption of its ordinary shares.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our ordinary shares, subject to certain limitations and exceptions. Under recently issued proposed regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

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We believe that we were a PFIC for our taxable year ended December 31, 2011 and may be treated as a PFIC for our taxable year ended December 31, 2012 depending on whether we qualify for a start-up exception (which, in general, provides that we will not be treated as a PFIC in the first taxable year in which we have gross income if we do not qualify as a PFIC for either of the next two taxable years). Our actual PFIC status for our current (2013) taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. In addition, the determination of whether we are or have been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with our analysis of whether or not we are or were a PFIC during any particular year, and there is no assurance as to our status as a PFIC in any particular taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares and, in the case of our ordinary shares, the U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, a QEF election along with a purging election or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of our ordinary shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ordinary shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold our ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its ordinary shares by the amount of the gain recognized and will also have a new holding period in the ordinary shares for purposes of the PFIC rules.

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U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The OTC Bulletin Board currently is not considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. Because our ordinary shares are quoted only on the OTC Bulletin Board, such ordinary shares should not qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our ordinary shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise were deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

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In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintained or maintains in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our ordinary shares.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

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Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

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